Exhibit 3.1

Number: C1075849

CERTIFICATE

OF

CONTINUATION

BUSINESS CORPORATIONS ACT

I Hereby Certify that MACDONALD, DETTWILER AND ASSOCIATES LTD. , which was duly registered as an extraprovincial company under the laws of British Columbia with certificate number A0082563, has continued into British Columbia from the Jurisdiction of CANADA, under the Business Corporations Act, with the name MACDONALD, DETTWILER AND ASSOCIATES LTD. on May 16, 2016 at 12:04 PM Pacific Time.

Issued under my hand at Victoria, British Columbia On May 16, 2016 CAROL PREST Registrar of Companies Province of British Columbia Canada

ELECTRONIC CERTIFICATE